UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ENERJEX RESOURCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4040 Broadway, Suite 508
San Antonio, TX 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Tuesday, August 19, 2014

Dear EnerJex Stockholders:

You are cordially invited to attend the annual meeting of stockholders of EnerJex Resources, Inc., a Nevada corporation (“EnerJex”), to be held on Tuesday, August 19, 2014 at 9:00 a.m., local time, at the Magnolia Hotel, in the Stout Room located at 818 17th Street, Denver, Colorado 80202. At the annual meeting, you will be asked to consider and vote on the following proposals;

1.	To elect the board of directors for EnerJex to hold office until the next annual stockholder’s meeting, (the current nominees are Robert G. Watson, Jr., R. Atticus Lowe, Lance W. Helfert, James G. Miller, and Richard Menchaca);
2.	To reaffirm the appointment of L.L. Bradford & Company, LLC as EnerJex’s independent auditors for the next year; and
3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

EnerJex’s board of directors has fixed the close of business on July 10, 2014 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the annual meeting or any adjournment thereof. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during normal business hours at EnerJex’s Executive offices at 4040 Broadway, Suite 508, San Antonio, Texas 78209 for 10 days prior to the annual meeting.

By Order of the board of directors

Robert G. Watson, Jr.
Secretary

San Antonio, Texas
July 23, 2014

IMPORTANT

Whether or not you expect to attend the annual meeting in person, EnerJex urges you to please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by signing, dating and mailing the enclosed proxy will save EnerJex the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 19, 2014. Our Proxy Statement and Annual Report to Stockholders are available at www.enerjex.com.

4040 Broadway, Suite 508
San Antonio, Texas 78209

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
August 19, 2014

This statement is furnished in connection with the solicitation by the board of directors of EnerJex Resources, Inc., a Nevada corporation (hereinafter “EnerJex” or the “Company”) of proxies in the accompanying form for the annual meeting of stockholders to be held on Tuesday, August 19, 2014, at 9:00 a.m. Central Standard Time at the Magnolia Hotel, in the Stout Room located at 818 17th Street, Denver, Colorado 80202, and at any adjournment thereof.

This proxy statement and the enclosed form of proxy were first sent to stockholders on or about July 23, 2014.

If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

Solicitation of proxies will be made by mail and by EnerJex’s chief executive officer, Robert G. Watson, Jr. EnerJex will bear the costs of such solicitation and will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on July 10, 2014, the record date for the annual meeting, EnerJex had outstanding and entitled to vote 7,643,586 shares of common stock. Each share of common stock is entitled to one vote per share on all matters submitted to a vote of EnerJex’s stockholders. Only stockholders of record at the close of business on July 10, 2014 are entitled to vote at the annual meeting or at any adjournment thereof.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

VOTING PROCEDURES AND TABULATION

EnerJex will appoint an election inspector to act at the meeting and to make a written report thereof. Prior to the meeting, the inspector will sign an oath to perform its duties in an impartial manner and to the best of its ability. The inspector will ascertain the number of shares outstanding and the voting power of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspector will tabulate the number of votes cast for, against or abstained from the proposals described in the foregoing notice.

The presence at the meeting, in person or by proxy, of the holders of common stock holding in the aggregate a majority of the voting power of EnerJex’s stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The vote of holders of common stock holding in the aggregate a majority of the voting power of EnerJex’s stock present at the meeting, in person or by proxy, shall decide the proposals to elect directors and ratify the appointment of auditors. Abstentions will be counted for purposes of establishing a quorum for the meeting, but will not count as votes cast for the election of Directors or any other question. Accordingly, abstentions will have the same effect as a vote cast “AGAINST” each proposal.

If EnerJex receives a signed proxy card with no indication of the manner in which shares are to be voted on the proposals, such shares will be voted in accordance with the recommendation of the board of directors for such proposal.

Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any “broker non-votes” will be counted for the purposes of establishing a quorum for the meeting, but will not be counted as votes cast for the election of Directors or any other question. Accordingly, “broker non-votes” will have the same effect as a vote cast “AGAINST” each proposal.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2013 Annual Report are available at www.enerjex.com.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS, PROPOSALS AND THE ANNUAL MEETING

Q.	How may I obtain EnerJex’s annual report for the year ended December 31, 2013?
A.	Stockholders may request a free copy of EnerJex’s annual report by writing to: EnerJex Resources, Inc., 4040 Broadway, Ste. 508, San Antonio, Texas 78209. Current and prospective investors can also access copies of EnerJex’s annual report and this Proxy Statement at www.enerjex.com. Copies of our other financial information and reports are also available free of charge on the SEC’s website at http://www.sec.gov.
Q.	What proposals are stockholders being asked to consider at the upcoming annual meeting?
A.	EnerJex is electing directors to serve for the next fiscal year and seeking ratification of the appointment of its independent registered public accounting firm.
Q.	How does the board of directors recommend that I vote?
A.	EnerJex’s board of directors recommends that you vote your shares “FOR” each of the proposals at the annual meeting.
Q.	What shares can I vote?
A.	Each share of EnerJex common stock outstanding as of the close of business on July 10, 2014 (the record date) is entitled to one vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.
Q.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”
A.	Many EnerJex common stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between common shares held of record and those owned beneficially.
•	Stockholder of Record: If your common shares are registered directly in your name with EnerJex’s common stock transfer agent (Standard Registrar and Transfer Company, Inc.), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to EnerJex or to vote in person at the annual meeting. A proxy card is enclosed for you to use.
•	Beneficial Owner: If your shares are held in a brokerage account or by another nominee (often referred to as being held in “street name”), you are considered the beneficial owner of such shares, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Q.	How can I attend the annual meeting?
A.	Because seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record as of the record date but held your shares in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to July 10, 2014, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the annual meeting.

Please let EnerJex know if you plan to attend the meeting by marking the box on the enclosed proxy card. The meeting will begin promptly at 9:00 a.m. local time. Check-in will begin at 8:30 a.m. local time, and you should allow ample time for the check-in procedures.

Q.	How can I vote my shares in person at the annual meeting?
A.	Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, EnerJex recommends that you submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.
Q.	How can I vote my shares without attending the annual meeting?
A.	Whether you hold shares as the stockholder of record or in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy to EnerJex. If you hold shares in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker, trustee or nominee.
Q.	Can I change my vote?
A.	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy), (ii) providing a written notice of revocation of your proxy to EnerJex’s corporate Secretary prior to your shares being voted, or (iii) attending the annual meeting and voting in person. Mere attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold shares in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

VOTING SECURITIES

The following table presents information, to the best of EnerJex’s knowledge, about the ownership of EnerJex’s common stock on July 10, 2014 relating to those persons known to beneficially own more than 5% of EnerJex’s capital stock and by EnerJex’s directors and executive officers. The percentage of beneficial ownership for the following table is based on 7,643,586 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after July 18, 2014 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of EnerJex’s common stock.

Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Outstanding Shares of Common Stock(2)
Robert G. Watson, Jr., CEO/President and Director(3)	322,916	4.2%
Ryan A. Lowe, Director(4)(5)	3,887,695	50.9%
Lance W. Helfert, Director(4)(5)	3,892,589	50.9%
James G. Miller, Director	149,924	2.0%
West Coast Opportunity Fund LLC(4) 1205 Coast Village Road Montecito, CA 93108	3,439,524	45.0%
Montecito Venture Partners, LLC(5) 1205 Coast Village Road Montecito, California 93108	439,597	5.8%
Orfalea Family Revocable Trust	600,847	7.9%
Newman Family Trust	400,000	4.8%
Douglas M. Wright, CFO(6)	54,722	0.7%
David L. Kunovic, Executive Vice President	5,633	0.1%
Richard E. Menchaca, Director	5,000	0.1%
Directors, Officers and Beneficial Owners as a Group		57.4%

(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Registrant, 4040 Broadway, Suite 508, San Antonio, Texas 78209.
(2)	Figures are rounded to the nearest tenth of a percent.
(3)	Includes 266,666 shares held by RGW Energy, LLC, of which Mr. Watson is the sole member, and 56,250 shares under an option granted to Mr. Watson to purchase 60,000 shares of common stock at $0.40 per share. Mr. Watson vests in that option in equal monthly increments over 48 months commencing January 1, 2011.
(4)	West Coast Asset Management, Inc. (the “Managing Member”) is the Managing Member of West Coast Opportunity Fund, LLC, which directly owns all of the shares listed opposite its name in the table above. Lance W. Helfert and Ryan A. Lowe serve on the investment committee of the Managing Member. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(5)	Montecito Venture Partners, LLC is a controlled affiliate of West Coast Asset Management, Inc. Ryan A. Lowe and Lance W. Helfert are the Managers of Montecito Venture Partners, LLC, which directly owns all of the shares listed opposite its name in the table above. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(6)	Includes 20,000 shares held by Mr. Wright and 34,722 shares under an option agreement granting Mr. Wright the option to purchase 50,000 shares of common stock at $10.50 per share. Mr. Wright vested in 16,666 shares in that option during August 2013 and vests the remainder in equal monthly increments over 24 months thereafter.

PROPOSAL 1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

At the 2014 annual meeting of stockholders, a board of directors consisting of 5 members will be elected, each director to hold office until the next annual meeting of stockholders, or a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

EnerJex’s governance, compensation and nominating committee has nominated for election all 5 of the current members of the board of directors: Robert G. Watson, Jr., R. Atticus Lowe, Lance W. Helfert, James G. Miller and Richard Menchaca. The nominees have consented to their nomination to the board of directors, and will serve if elected. However, if the nominees should become unavailable for election, the accompanying proxy will be voted in favor of holding a vacancy to be filled by EnerJex’s current Directors. EnerJex has no reason to believe that Messrs. Watson, Lowe, Helfert, Miller or Menchaca will be unavailable to serve as Directors.

The following information is provided regarding the nominees for election to the board of directors.

Name	Age	Term	Board Committee(s)(1)
Robert G. Watson, Jr.	37	Since 12/31/10	Executive
R. Atticus Lowe	34	Since 12/31/10
James G. Miller	65	Since 12/31/10	Audit (Chairman)
Lance W. Helfert	41	Since 12/31/10	GCNC
Richard Menchaca	47	Since 6/7/13	GCNC (Chairman); Audit

(1)	“Executive” means the Executive Committee of the Board of Directors. “GCNC” means the Governance, Compensation and Nominating Committee of the Board of Directors. “Audit” means the Audit Committee of the Board of Directors.

Robert G. Watson, Jr.  Mr. Watson has served as President, Chief Executive Officer, and Secretary since December 31, 2010. Prior to joining EnerJex, he co-founded Black Sable Energy, LLC, approximately 5 years ago and served as its Chief Executive Officer. During his tenure at Black Sable, Mr. Watson was responsible for the company’s acquisition and development of two grassroots oil projects in South Texas, both of which were partnered with larger oil and gas companies on a promoted basis. Prior to founding Black Sable, he was a Senior Associate at American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager with more than $100 billion of total assets under management. Mr. Watson began his career in the Energy Investment Banking Group at CIBC World Markets and subsequently founded and served as the Managing Partner of Centerra Energy Partners, LLC.

R. Atticus Lowe.  Mr. Lowe has served as Senior Vice President of Corporate Development since 2011 and as a Director since December 31, 2010. Mr. Lowe is the Chief Investment Officer of West Coast Asset Management, Inc. (WCAM), a registered investment advisor that has invested more than $200 million in the oil and gas industry on behalf of its principals and clients since 2000. WCAM is the Managing Member of West Coast Opportunity Fund, LLC, which currently holds 45.0% of our common stock. Mr. Lowe formerly served as a director and chairman of the audit committee for Black Raven Energy, Inc., until we acquired Black Raven in September 2013. Mr. Lowe is a CFA charterholder.

James G. Miller.  Mr. Miller has served as a Director since December 31, 2010. Mr. Miller retired in 2002 after serving as the Chief Executive Officer of Utilicorp United, Inc.’s business unit responsible for the company’s electricity generation and electric and natural gas transmission and distribution businesses, which served 1.3 million customers in seven mid-continent states. Utilicorp traded on the New York Stock Exchange, and the company was renamed Aquila in 2002. In 2007, Utilicorp’s electricity assets in northwest Missouri were acquired by Great Plains Energy Incorporated (NYSE: GXP) for $1.7 billion, and its natural gas properties and other assets were acquired by Black Hills Corporation (NYSE: BKH) for $940 million. Mr. Miller joined Utilicorp in 1989 through its acquisition of Michigan Gas Utilities, for which he served as the president from 1983 to 1991. Mr. Miller also is a member of the board of directors of Guardian 8 Holdings. He currently serves as Chairman of The Nature Conservancy, Missouri Chapter, for which he has been a Trustee for the past 12 years.

Lance W. Helfert.  Mr. Helfert has served as a Director since December 31, 2010. Mr. Helfert is the President and a co-founder of West Coast Asset Management, Inc. (WCAM), a registered investment advisor located in Montecito, California. WCAM is the Managing Member of West Coast Opportunity Fund, LLC, which currently holds 45.0% of our common stock. Prior to co-founding WCAM, he managed a portfolio at Wilshire Associates and was involved in a full range of financial strategies at M.L. Stern & Co. Mr. Helfert is a co-author of The Entrepreneurial Investor: The Art, Science and Business of Value Investing, a book published by John Wiley & Sons. He has been featured in Kiplinger’s Personal Finance, Forbes, Barron’s, Fortune Magazine, and the Market Watch for his unique market prospective. In addition, Mr. Helfert has been a frequent guest commentator on CNBC and the Fox Business networks. Mr. Helfert has also served on the board of directors for Junior Achievement of Southern California and the Tri-Counties Make-A-Wish Foundation.

Richard E. Menchaca.  Mr. Menchaca has been a Director since June 6, 2013. Mr. Menchaca attended the University of Texas at Arlington where he received a BBA in Finance and pursued a MBA in Finance, and received a Graduate Degree from the SMU Southwestern School of Banking. Mr. Menchaca spent 18 years in the corporate banking industry with First Republic Bank (n.k.a. Bank of America), Bank One in Fort Worth and Fuji Bank, and Guaranty Bank in Houston. While at Guaranty Bank, Mr. Menchaca was one of the founding members of the Oil and Gas Banking Group, and within 18 months of its formation became the most profitable lending group within the bank with over $900,000,000 of loans to oil and gas industry. Mr. Menchaca was the principal and founder of Petras Energy, LLC, an oil and gas production company based in Midland, Texas. The company was successfully sold in January 2006. Mr. Menchaca has been the founder and principal of several privately owned oil and gas companies with operations in Texas, Oklahoma and Louisiana. Since May 2010, Mr. Menchaca currently presides as President and Chief Executive Officer of Petroflow Energy Corporation, a Tulsa-based exploration and production company, as well as a member of its board of directors since June 2009. Mr. Menchaca also serves as a director on the board of Fortis Plastics and a non-profit organization based in Houston, Texas.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the 5 nominees identified above. EnerJex expects each nominee to be able to serve if elected, but if any nominee notifies EnerJex before this meeting that he is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

The vote of holders of common stock holding in the aggregate a majority of the voting power of EnerJex’s stock present at the meeting is required to elect the nominees.

Involvement in Certain Legal Proceedings

On December 23, 2013, the United States Securities and Exchange Commission (SEC) entered an order in an administrative proceeding, In the Matter of West Coast Asset Management, Inc., and Lance W. Helfert, File No. 3-15660. In that matter, WCAM and Mr. Helfert, without admitting or denying the allegations, entered into a settlement with the SEC regarding certain negligence-based violations of Section 17(a)(2) of the Securities Act and Sections 206(2) and 206(4) of the Investment Advisers Act of 1940 (the Advisers Act). The matter was based upon an untrue statement made in an email that Mr. Helfert sent, in 2008, to an adviser to a prospective investor in an investment fund that was managed by WCAM. The SEC ordered WCAM and Mr. Helfert to cease and desist from committing or causing further such negligence-based violations, censured them, ordered WCAM to disgorge certain fees, and ordered WCAM and Mr. Helfert each to pay a monetary fine. WCAM and Mr. Helfert timely paid those amounts to the SEC.

Except as set forth above, none of our executive officers or directors has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

Director Independence

Under the corporate governance requirements of companies whose shares are listed for trading on the NYSE MKT, at least a majority of the members of the board of directors of each listed company must be “independent.” However, that requirement does not apply to listed companies that are “controlled companies,” which refers to companies in which over 50% of the voting power is held by an individual, a group, or another company. More than 50% of our shares are held by a group of stockholders consisting of West Coast Opportunity Fund, LLC, Montecito Venture Fund, LLC, Lance W. Helfert, and Atticus Lowe, who collectively own approximately 51% of our issued and outstanding shares of common stock. As a result, we are not required to comply with the listing standard under which at least a majority of the members of the board of directors of each listed company must be “independent.” The EnerJex board of directors has determined that two of the five current directors — James G. Miller and Richard Menchaca — are “independent directors” under the NYSE MKT listing requirements. The NYSE MKT listing requirements provide a non-exclusive list of persons who are not considered independent. For example, under these rules, a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or chief executive officer, would not be considered independent. No director qualifies as independent unless the EnerJex board of directors affirmatively determines that the director does not have a material relationship with the company that would interfere with the exercise of independent judgment. In making an affirmative determination that a director is an “independent director,” the EnerJex board of directors reviewed and discussed information provided by these individuals and by EnerJex with regard to each of their business and personal activities as they may relate to EnerJex and its management.

Board of Directors’ Meetings, Committees, Directors’ Compensation and Nominations

The EnerJex board of directors held 9 meetings during 2013. All of EnerJex’s directors attended 75 percent or more of the aggregate meetings of the EnerJex board of directors and all committees on which they served during 2013. Directors are encouraged, but not required, to attend the annual meetings of EnerJex’s stockholders.

Audit Committee and Financial Expert

The primary responsibilities of the audit committee include:

•	overseeing the combined company’s accounting and financial reporting processes, systems of internal control over financial reporting and disclosure controls and procedures on behalf of the board of directors and reporting the results or findings of its oversight activities to the board;
•	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;
•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviewing and pre-approving all audit services and permissible non-audit services to be performed for the Company by its independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and
•	overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of the combined company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The audit committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Our audit committee consists of Mr. Miller, and Mr. Menchaca. The board of directors has determined that each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the NYSE MKT listing requirements and the rules and regulations of the SEC and is able to read and understand Fundamental Financial Statements as required by the NYSE MKT listing requirements. In addition, the board of directors has determined that Mr. Miller qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

A copy of the audit committee charter is available on EnerJex’s website www.enerjex.com.

Governance, Compensation and Nominating Committee

The primary responsibilities of the Governance, Compensation and Nominating Committee include:

•	recommending to the board of directors for its determination the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;
•	reviewing and making recommendations to the board of directors regarding any revisions to corporate goals and objectives with respect to compensation for the company’s chief executive officer and other executive officers and establishing and leading a process for the full board of directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;
•	administering our equity-based compensation plans applicable to any employee of the Company and recommending to the board of directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under the company’s equity-based compensation plans;
•	reviewing and discussing with the chief executive officer and reporting periodically to the board of directors plans for executive officer development and corporate succession plans for the chief executive officer and other key executive officers and employees;
•	annually reviewing and discussing with management the “Compensation Discussion and Analysis” section of our proxy statement in connection with our annual meeting of stockholders and based on such review and discussions making a recommendation to the board of directors as to whether the “Compensation Discussion and Analysis” section should be included in our proxy statement in accordance with applicable rules and regulations of the SEC and any other applicable regulatory bodies;
•	identifying individuals qualified to become board members;
•	recommending director nominees for each annual meeting of the stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;
•	being aware of the best practices in corporate governance and developing and recommending to the board of directors a set of corporate governance standards to govern the board of directors, its committees, the company and its employees in the conduct of the business and affairs of the company;
•	developing and overseeing the annual board and board committee evaluation process; and
•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the board.

The governance, compensation and nominating committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The governance, compensation and nominating committee consists of Mr. Menchaca, Mr. Miller and Mr. Helfert.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the board or a particular director may send a letter to the secretary of EnerJex at: 4040 Broadway, Suite 508, San Antonio, Texas 78209. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure and Role in Risk Oversight

The board of directors does not have a separate risk oversight body. Instead, the EnerJex board has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to us. In overseeing risks, the board seeks to understand the material risks, including financial, competitive, and operational risks, we face and the steps management is taking to manage those risks. It also has the responsibility for understanding what level of risk is appropriate. The board of directors reviews our business strategy and determines what constitutes an appropriate level of risk for EnerJex.

While the full EnerJex board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to its two committees. The audit committee, under its charter, has been delegated the responsibility of reviewing and discussing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies). EnerJex’s governance, compensation and nominating committee is responsible for considering risks within its areas of responsibility. The board does not believe that our compensation policies encourage excessive risk-taking, as the compensation plans are designed to align our employees with short- and long-term corporate strategy. Generally, our equity awards vest over several years, which the board has determined encourages our employees to act with regard to the long term interest of EnerJex and to focus on sustained stock price appreciation.

The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Code of Ethics

EnerJex has adopted a code of business conduct and ethics that applies to all of its directors, officers and employees, as well as to directors, officers and employees of each subsidiary of EnerJex. A copy of the code of business conduct and ethics is available on EnerJex’s website at www.enerjex.com. If any substantive amendments are made to the code of business conduct and ethics or if EnerJex’s grants any waiver, including any implicit waiver, from a provision of the code to any of its officers and directors, EnerJex will satisfy any disclosure requirements of Form 8-K by disclosing the nature of such amendment or waiver on its website at www.enerjex.com.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, EnerJex’s amended and restated articles of incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. EnerJex has agreed to indemnify its directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in EnerJex’s best interests.

Executive Officers

The following table sets forth certain information regarding EnerJex’s current executive officers. EnerJex’s executive officers serve at the discretion of the board of directors, unless otherwise governed by employment contracts.

Name	Age	Position
Robert G. Watson, Jr.	37	President, Chief Executive Officer and Secretary
Douglas M. Wright	61	Chief Financial Officer
David Kunovic	62	Executive Vice President

Robert G. Watson, Jr.  has been EnerJex’s president, chief executive officer and secretary since December 31, 2010. See Mr. Watson’s biography on page 7 above.

Douglas M. Wright.  Mr. Wright has been Chief Financial Officer since August 2012. Mr. Wright served as Corporate Controller and Chief Accounting Officer of Nations Petroleum Company Ltd. from 2006 to August 2012. Prior to Nations, he served as a Manager of Financial Reporting for Noble Energy (contract). In 1996, he founded Fashion Investments Inc. and served as its Chief Executive Officer until 2005. Fashion Investments owned and operated the largest independent commercial laundry facility in Colorado Springs. From 1986 to 1996, Mr. Wright worked for Oryx Energy Company in various capacities including, Manager, Financial Reporting, Manager, Strategic Planning and General Auditor. From 1977 to 1986, he served as a Senior Manager with Deloitte & Touche. Mr. Wright is a Certified Public Accountant and earned his B.A. from the University of Pittsburgh and his MBA from the University of North Texas.

David L. Kunovic.  Mr. Kunovic joined Black Raven Energy, Inc. on October 1, 2010 as Vice President of Exploration managing all phases of geologic and geophysical exploration and development activity for the company. Mr. Kunovic has over 34 years of experience as an exploration geologist, including 11 years as President of Kachina Energy, Inc., managing geologic and geophysical projects for several independent oil companies. He has also held positions as Vice President of Exploration for Canyon Energy, Inc. from 1994 – 2000 managing all exploration activities for the Rocky Mountain region; Petroleum Incorporated from 1991 – 1994 as Exploration Manager for all US exploration; Newport Exploration from 1984 – 1991 as Exploration Manager Rocky Mountain region; Apache Corporation from 1980 – 1984 as Senior Geologist working the Powder River and Denver Basins and Union Texas Petroleum from 1978 – 1980 as geologist —  Rocky Mountain Basins. Mr. Kunovic holds a Bachelor’s degree in Geology from the University of Colorado and also completed Masters level course work in Environmental Engineering and Groundwater at the University of Colorado.

Executive Compensation

The following table sets forth summary compensation information for the fiscal year ended December 31, 2013, and the year ended December 31, 2012, for our chief executive officer, chief financial officer and other highly compensated executive officers. We did not have any other executive officers as of the end of 2012 or 2013, whose total compensation exceeded $100,000. We refer to these persons as our named executive officers elsewhere in this report.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert G. Watson, Jr. President, Chief Executive Officer	2013	$225,000	$35,000	$—	$76,900	$—	$336,900
	2012	$150,000	$—	$—	$76,900	$—	$226,900
Douglas M. Wright(1) Chief Financial Officer	2013	$150,000	$—	$132,000	$53,200	$—	$335,200
	2012	$52,500	$—	$25,000	$17,700	$—	$95,200
David L. Kunovic(2) Executive Vice President, Exploration	2013	$40,000	$—	$—	$23,700	$—	$63,700

R. Atticus Lowe Senior Vice President of Corporate Development	2013	$80,000	$25,000	$—	$—	$—	$105,000

(1)	Douglas M. Wright was hired on August 15, 2012, and the compensation figures in the table above for 2012 represent his actual compensation based upon a $140,000 per year salary rate.

(2)	David L. Kunovic was hired on September 27, 2013, and the compensation figures in the table above represent his actual compensation based upon a $160,000 per year salary rate.

Equity Compensation Plans

We currently have three equity compensation plans, each of which has been approved by our stockholders. Any outstanding stock options issued under our prior equity compensation plans remain effective in accordance with their terms. Officers (including officers who are members of the board of directors), directors, employees and consultants are eligible to receive options under our stock option plans.

These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals in the future.

On December 31, 2010, we granted to Robert G. Watson, Jr., 60,000 options that vest ratably over a 48 month period and are exercisable at $6.00 per share. The term of the options is 5 years. The fair value of the options on the date of grant as calculated using the Black-Scholes model was $307,751, using the following weighted average assumptions: exercise price of $6.00 per share; common stock price of $6.00 per share; volatility of 128%; term of five years; dividend yield of 0%; interest rate of 1.95%. The amount recognized as expense in the year ended December 31, 2011 was $76,938, and the amount of expense to be recognized in future periods is $153,876.

On December 1, 2012, we granted 52,333 options that vest ratably every six months over a three year period to four employees of the Company. The fair value of the options on the date of the grant calculated using the Black-Scholes model was $167,032 using the following weighted average assumptions: exercise price of $10.50 per share; common stock price of $8.40 per share; volatility of 67%; term of three years; dividend yield of 0%; interest rate of .47%. The amount recognized as expense in the years ended December 31, 2012, was $18,825 and the amount of expense to be recognized in future periods is $148,208. There were no options vested at December 31, 2012.

2000/2001 Stock Option Plan

The Board of Directors approved our 2000/2001 Stock Option Plan on September 25, 2000, and our stockholders ratified the plan.

Summary of the 2000/2001 Stock Option Plan

Administration of Plan; Board Authority to Select Grantees and Determine Awards.  The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan. The board may delegate this authority to a compensation committee of the board.

Stock Issuable Under the Plan; Mergers; Substitutions.  The total number of options that can be granted under the plan is 13,333 shares and all such shares were previously granted to the former chief executive officer, C. Stephen Cochennet. On August 3, 2009, we exchanged these outstanding options for 13,333 shares of restricted common stock. Therefore, all 13,333 shares reserved for issuance under this plan are available again for issuance.

Eligibility.  Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options.  Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

Exercise Price.  Non-qualified stock options will be granted by the board of directors with an option price not less than 85% of the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock. However the price shall not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all classes of stock of the corporation.

Option Term.  Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. Generally, all options under this plan terminate 90 days after a change of control if the option holder is terminated other than for cause.

Amendments and Termination.  The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan’s administrator agree in writing and sign the writing. The 2000 – 2001 Plan terminated on September 25, 2010, and no further options will be granted under this plan after that date.

The 2002 – 2003 Stock Option Plan/Stock Incentive Plan

The Board of Directors approved the EnerJex Resources, Inc. Stock Option Plan on August 1, 2002 (the “2002 – 2003 Stock Option Plan”). We had previously granted 15,900 options under this plan. On August 3, 2009, we exchanged all 15,900 outstanding options for 3,980 shares of our restricted common stock. In addition, we granted 10,116 shares of restricted common stock under the Stock Incentive Plan to employees for fiscal 2009 bonuses and 3,953 shares to our officers and directors for the prior rescission of stock options in fiscal 2008.

Summary of the 2002/2003 Stock Option Plan

Administration of Plan; Board Authority to Select Grantees and Determine Awards.  The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan.

Stock Issuable Under the Plan.  Originally, the total number of options that could be granted under the 2002 – 2003 Stock Option Plan was not to exceed 26,666 shares. In September 2007, our stockholders approved a proposal to amend and restate the 2002 – 2003 Stock Option Plan to increase the number of shares issuable to 66,666. On October 14, 2008, our stockholders approved a proposal to amend and restate the 2002 – 2003 Stock Option Plan to (i) rename it the EnerJex Resources, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), (ii) increase the maximum number of shares of our common stock that may be issued under the Stock Incentive Plan from 66,666 to 83,333, and (iii) add restricted stock as an eligible award that can be granted under the Stock Incentive Plan.

Eligibility.  Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options.  Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

Exercise Price.  Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The governance, compensation and nominating committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the plans be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted. However the price of an incentive stock option will not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all of our classes of stock.

Option Term.  Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. Generally, all options under this plan terminate 90 days after a change of control if the option holder is terminated other than for cause.

Restricted Stock.  Restricted stock will have full dividend, voting and other ownership rights, unless otherwise indicated in the applicable award agreement pursuant to which it is granted. If any dividends or distributions are paid in shares of common stock during the restricted period, the applicable award agreement may provide that such shares will be subject to the same restrictions as the restricted stock with respect to which they were paid.

Amendments and Termination.  The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan’s administrator agree in writing and sign the writing. As amended, the 2002 – 2003 plan terminated on August 1, 2012, and no options will be granted under this plan after that date.

The 2013 Stock Incentive Plan

Our board of directors and stockholders have approved and adopted the EnerJex Resources, Inc., 2013 Stock Incentive Plan, which we refer to herein as the “Plan.”

Summary of the Plan

The following is a summary of certain principal features of the Plan.

Administration of Plan; Board Authority to Select Grantees and Determine Awards.  The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan. The board may delegate this authority to a compensation committee of the board.

Stock Issuable Under the Plan; Mergers; Substitutions.  The number of shares of stock initially reserved and available for issuance under the Plan shall be 333,300 shares, subject to adjustment as provided in Section 3.1(b) of the Plan. Pursuant to Section 3.1(b), we will increase the number of shares reserved and set aside annually on each January 1st by the lowest of the following: (i) five percent (5.0%) of the number of shares of stock issued and outstanding on the immediately preceding December 31st, (ii) 33,333 shares, or (iii) such lesser number of shares as is determined by the board. For purposes of this limitation, the shares of stock underlying any awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the Plan. Subject to such overall limitations, shares of stock may be issued up to such maximum number pursuant to any type or types of award. The shares available for issuance under the Plan may be authorized but unissued shares of stock or shares of stock reacquired by us.

Eligibility.  Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options.  Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

Exercise Price.  The exercise price per share for the stock covered by a stock option shall be determined by the board at the time of grant but shall not be less than 100% of the fair market value on the date of grant. In the case of an incentive stock option that is granted to a 10% owner, the option price of such Incentive stock option shall be not less than 110% of the fair market value on the grant date.

Option Term.  The term of each stock option shall be fixed by the board, but no stock option shall be exercisable more than 10 years after the date the stock option is granted. In the case of an incentive stock option that is granted to a 10% owner, the term of such stock option shall be no more than 5 years from the date of grant.

Unrestricted and Restricted Stock Awards.  The board may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the board) an unrestricted stock Award or restricted stock award under the Plan. Unrestricted stock awards and restricted stock awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

Amendments and Termination.  The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan’s administrator agree in writing and sign the writing. The 2013 plan terminates on June 6, 2023, and no options will be granted under this plan after that date.

Employment Agreements

Robert G. Watson, Jr. — Chief Executive Officer

On December 31, 2010, EnerJex and Robert G. Watson, Jr., entered into an Employment Agreement pursuant to which (i) we agreed to employ Mr. Watson as our chief executive officer for a term ending on December 31, 2012, (ii) we will pay to Mr. Watson base compensation of $150,000 plus such discretionary cash bonus as our Board of Directors determines to be appropriate, (iii) we granted to Mr. Watson an option for the purchase of 60,000 shares of common stock at $6.00 per share, (A) in which option he will vest in equal monthly increments over a period of 48 months, and in full upon a change of control of the company or the sale of all or substantially all of its assets, and (B) which option will have a term of five (5) years, and (iv) if we terminate Mr. Watson’s employment without “Cause” (as defined in the Employment Agreement), then we will pay to Mr. Watson as severance pay (A) the Base Compensation that would have accrued during the remainder of the term of that Employment Agreement, and (B) if that termination occurs after 16 months of employment, we also will pay to Mr. Watson additional severance pay in the amount of $100,000.

On December 31, 2012, we entered into an amended and restated employment agreement with Robert G. Watson, Jr. as Chief Executive Officer of EnerJex for a two-year period commencing December 31, 2012. The employment agreement provides for an annual base salary of $225,000 per year.

Douglas M. Wright — Chief Financial Officer

On August 15, 2012, EnerJex and Douglas M. Wright, entered into an Employment Agreement pursuant to which we will employ Mr. Wright as our chief financial officer, (ii) we will pay to Mr. Wright base compensation of $140,000 plus such discretionary cash bonus as our chief executive officer determines to be appropriate, and (iii) if we terminate Mr. Wright’s employment without “Cause” (as defined in the Employment Agreement), then we will pay to Mr. Wright $32,500 as severance pay after six (6) months of employment.

Termination Under the Equity Plans

Under our 2000/2001 Stock Option Plan, if the person receiving the option (the optionee) ceases to be employed by us for any reason other than for disability or cause, the optionee’s options will expire not later than 3 months afterwards. During this 3 month period and prior to the time the option expires under the terms of the option, the optionee may exercise any option that we have granted to him, but only to the extent that the options were exercisable on the date of termination of his employment. Unless exercised during this period, these options will expire at the end of the 3 month period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination for a reason other than disability, cause or death has occurred is made by the board of directors, whose decision shall be final and conclusive. If an optionee ceases to be employed by us for reason of disability, the optionee’s options will expire not later than 1 year after the date that he or she is terminated. During this 1 year period and prior to the expiration of the option under its terms, the optionee may exercise any option granted to him, but only to the extent that the options were exercisable on the date of termination of his employment because of his or her disability. Except as so exercised, optionee’s options will expire at the end of the 1 year period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination by reason of disability has occurred is determined by the board.

Under our Amended and Restated 2002 – 2003 Stock Option Plan, if an optionee ceases to be employed by, or ceases to have a relationship with us for any reason other than for disability or cause, the optionee’s options will expire not later than three 3 months thereafter. During the three month period and prior to the expiration of the option by its terms, the optionee may exercise any option granted to him, but only to the extent such options were exercisable on the date of termination of his employment or relationship and except as so exercised, such options shall expire at the end of such three month period unless such options by their terms expire before such date. The decision as to whether a termination for a reason other than disability, cause or death has occurred are made by the governance, compensation and nominating committee, whose decision shall be final and conclusive, except that employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by us.

Under our 2013 Plan, if the optionee ceases to be employed by us for any reason other than for death, disability or cause, the optionee’s options will expire not later than 3 months afterwards. During this 3 month period and prior to the time the option expires under the terms of the option, the optionee may exercise any option that we have granted to him, but only to the extent that the options were exercisable on the date of termination of his employment. Unless exercised during this period, these options will expire at the end of the 3 month period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination for a reason other than disability, cause or death has occurred is made by the board of directors, whose decision shall be final and conclusive. If an optionee ceases to be employed by us for reason of death or disability, the optionee’s options will expire not later than 180 days after the date that he or she is terminated. During this 180 day period and prior to the expiration of the option under its terms, the optionee may exercise any option granted to him, but only to the extent that the options were exercisable on the date of termination of his employment because of his or her disability. Except as so exercised, optionee’s options will expire at the end of the 180 day period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination by reason of disability has occurred is determined by the board.

Termination Under the Employment Agreements

Termination Without Cause or Disability, Including a Change in Control

Under Mr. Watson’s employment agreement, if Mr. Watson is terminated not for cause or disability, we will pay Mr. Watson all accrued and unpaid wages, including for accrued and unused vacation time and any annual bonus accrued through the date of termination. In addition, he will receive the salary that he would have earned through December 31, 2014. If Mr. Watson is terminated after June 31, 2014, he will also receive an additional sum of $150,000.

Under Mr. Wright’s employment agreement, if Mr. Wright is terminated not for cause or disability, we will pay Mr. Wright all accrued and unpaid wages, including for accrued and unused vacation time and any annual bonus accrued through the date of termination. If Mr. Wright is terminated after February 15, 2014, he will also receive an additional sum of $35,000.

Termination Because of Disability

Under Mr. Watson’s and Mr. Wright’s employment agreements, if the employee is terminated because of disability, he is entitled to receive all accrued and unpaid wages, including for accrued and unused vacation time and any annual bonus accrued through the date of termination.

Option Exercises for Fiscal 2013

There were no options exercised by our Named Executive Officers in fiscal year 2013.

Grants of Plan-Based Awards in Fiscal Year 2013

We have granted to Mr. Wright an option expiring on July 31, 2017, to purchase 50,000 shares of our common stock at a cash exercise price equal to $10.50. One third of the options vest on the first anniversary of the date of grant, and the remaining options vest in 24 equal tranches each month for the next two year period. Mr. Wright must exercise the options within three months of employment termination or forfeit them.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table lists the outstanding equity incentive awards held by our named executive officers as of the fiscal year ended December 31, 2013.

	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Robert G. Watson, Jr.	45,000	15,000	$6.00	12/31/2015
Douglas M. Wright	25,000	25,000	$10.50	12/31/2022
David L. Kunovic	—	50,000	$10.50	12/31/2023

Director Compensation

The following table sets forth summary compensation information for the period ended December 31, 2013, for each of our non-employee directors.

Name	Fees Earned or Paid in Cash $	Stock Awards $	Option Awards(2) $	All Other Compensation $	Total $
James G. Miller	$25,000	$—	$—	$—	$25,000
Lance W. Helfert	$—	$—	$—	$—	$—
Richard E. Menchaca	$25,000	$—	$—	$—	$25,000

Certain Relationships and Related Transactions

The EnerJex board of directors has delegated to the audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the audit committee to take an action with respect to a proposed related party transaction, the EnerJex board of directors or another committee of the EnerJex board of directors, may approve or ratify it. No member of the EnerJex board of directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

EnerJex’s policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which EnerJex (including any of its subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to EnerJex of the facts and circumstances of the proposed transaction, including:

•	the related party’s relationship to EnerJex and his or her interest in the transaction;
•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;
•	the purpose and benefits of the proposed related party transaction with respect to EnerJex;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If EnerJex determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction is submitted to the audit and finance committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the audit committee will consider, among other things, the following:

•	the purpose of the transaction;
•	the benefits of the transaction to EnerJex;
•	the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;
•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or to employees generally.

Related party transactions that involve $10,000 or less must be disclosed to the audit committee but are not required to be approved or ratified by the audit committee.

EnerJex also produces quarterly reports to the audit committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow EnerJex to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the audit committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under EnerJex’s policy, certain related party transactions as defined under the policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the audit committee and will not be subject to these procedures.

On July 23, 2013, EnerJex, BRE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EnerJex (Merger Sub), and Black Raven Energy, Inc., a Nevada corporation (Black Raven), entered into an agreement and plan of merger pursuant to which Black Raven would be merged with and into Merger Sub and after which Black Raven would be a wholly owned subsidiary of EnerJex. On September 27, 2013, the transactions contemplated by the Merger Agreement were successfully completed.

West Coast Opportunity Fund, LLC (“WCOF”) received 2,733,693 shares of EnerJex common stock in exchange for 123,539,227 shares of Black Raven common stock in connection with the agreement and plan of merger. West Coast Asset Management, Inc. is the managing member of WCOF. Two of our directors, Lance W. Helfert and R. Atticus Lowe serve on the investment committee of the managing member. Mr. Lowe was on the board of directors of Black Raven at the time of the merger.

Section 16(a) Beneficial Owner Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this report they were all current in their 16(a) reports and that all reports were filed on a timely basis other than directors Ryan A. Lowe and Lance W. Helfert, who each filed a late form 4 on October 31 and November 5, 2013 respectively. Each late filing was with regard to one transaction.

PROPOSAL 2. REAFFIRM THE APPOINTMENT OF L.L. BRADFORD & COMPANY, LLC
AS AUDITORS FOR THE NEXT YEAR

EnerJex’s board of directors has selected L.L. Bradford & Company, LLC as its independent auditor for the current fiscal year, and the board is asking stockholders to ratify that selection. Although current law, rules, and regulations require EnerJex’s independent auditor to be engaged, retained, and supervised by the audit committee of the board of directors, EnerJex’s board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of L.L. Bradford & Company for ratification by stockholders as a matter of good corporate practice.

It is expected that a representative of L.L. Bradford & Company will be present at the annual meeting to respond to questions, but not to make a statement.

The vote of holders of common stock holding in the aggregate a majority of the voting power of EnerJex’s stock present at the meeting is required to approve the ratification of the selection of L.L. Bradford & Company, LLC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAFFIRMATION OF L.L. BRADFORD & COMPANY, LLC AS AUDITORS FOR THE NEXT YEAR.

Independent Public Accountants

L.L. Bradford & Company, LLC and Weaver Martin & Samyn, LLC served as our principal independent public accountants for fiscal 2013 and 2012, respectively. Aggregate fees billed to us for the fiscal years ended December 31, 2013 and 2012 by L.L. Bradford & Company, LLC and Weaver Martin & Samyn, LLC were as follows:

	For the Fiscal Years Ended December 31,
	2013	2012
(1) Audit Fees(1)	$73,000	$80,430
(2) Audit-Related Fees(2)
(3) Tax Fees(3)	20,811	15,785
(4) All Other Fees
Total fees paid or accrued to our principal accountant	$93,811	$96,215

Audit Fees include fees billed and expected to be billed for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements for such period included in this Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in the Quarterly Reports on Form 10-QSB filed with the Securities and Exchange Commission. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

(1)	Audit Fees include fees billed and expected to be billed for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.
(2)	Audit-Related Fees include fees for services associated with assurance and reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation.
(3)	Tax fees consist of fees related to the preparation and review of our federal and state income tax returns.

Audit Committee Policies and Procedures

Our Board of Directors pre-approves all services to be provided to us by our independent auditor. This process involves obtaining (i) a written description of the proposed services, (ii) the confirmation of our Principal Financial Officer that the services are compatible with maintaining specific principles relating to independence, and (iii) confirmation from our securities counsel that the services are not among those that our independent auditors have been prohibited from performing under SEC rules. The members of the Board of Directors then make a determination to approve or disapprove the engagement of L.L. Bradford & Company, LLC for the proposed services. In fiscal 2013 and 2012, all fees paid to L.L. Bradford & Company, LLC and Weaver Martin & Samyn, LLC were unanimously pre-approved in accordance with this procedure.

Report of the Audit Committee

Our Audit Committee submits the following report:

The Audit Committee retains and oversees the Company’s independent registered public accountants, discusses and reviews with management accounting policies and financial statements, evaluates external and internal audit performance, investigates complaints and other allegations of fraud or misconduct by the Company’s management and employees and evaluates policies and procedures. The Audit Committee operates under a written charter adopted by the Board. The remainder of this report relates to certain actions taken by the Audit Committee in fulfilling its roles as they relate to ascertaining the independence of our registered public accountants and recommending the inclusion of the Company’s financial statements in its annual report.

During fiscal 2013 and 2012, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee also met periodically with the independent registered public accounting firm to discuss the results of their examinations, the overall quality of the Company’s financial reporting and their evaluations of its internal controls.

The Audit Committee of the Board has received from the Company’s independent registered public accounting firm, written disclosures and the letter required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” that discloses all relationships between the Company and L.L. Bradford & Company, LLC and Weaver Martin & Samyn that may be thought to bear on the independence of L.L. Bradford & Company, LLC and Weaver Martin & Samyn from the Company. The Audit Committee has discussed with both firms the contents of the written disclosure and letter as well as the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the years ended December 31, 2013 and 2012, with the Company’s management, which has primary responsibility for the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from both L.L. Bradford & Company, LLC and Weaver Martin & Samyn required by relevant professional and regulatory standards and has discussed with both firms their independence from the Company and its management. In concluding that both L.L. Bradford & Company, LLC and Weaver Martin & Samyn were independent for their respective audit periods, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2013 and 2012.

The foregoing report is furnished by the Audit Committee of the Board.

James G. Miller (Chairman)
Richard Menchaca

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On July 15, 2013, EnerJex Resources, Inc.’s Audit Committee approved the engagement of L.L. Bradford & Company, LLC as its independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013. Concurrent with its appointment of L.L. Bradford & Company, LLC, the Audit Committee dismissed Weaver Martin & Samyn, LLC, which served as the Company’s independent registered public accountant for the fiscal years ended December 31, 2012, and December 31, 2011.

The reports provided by Weaver Martin & Samyn, LLC in connection with the Company’s financial statements for the fiscal years ended December 31, 2012, and December 31, 2011, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainity, audit scope, or accounting principles.

There were no disagreements between the Company and Weaver Martin & Samyn, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Weaver Martin & Samyn, LLC, would have caused Weaver Martin & Samyn, LLC to make reference to the subject matter of the disagreements in connection with its reports on the company’s financial statements; and there were no other reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

On July 15, 2013, the company provided Weaver Martin & Samyn, LLC with a copy of the disclosures it is making in response to Item 4.01 on this Current Report on Form 8-K, and requested that Weaver Martin & Samyn, LLC furnish it with a letter addressed to the Securities & Exchange Commission stating whether it agrees with the above statements. A copy of the letter dated July 15, 2013, is filed as Exhibit 16.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

As reported above, on July 15, 2013, the Board of Directors appointed L.L. Bradford & Company, LLC to be the Company’s independent registered public account for the fiscal year ending December 31, 2013. During the two most recent completed fiscal years and through July 15, 2013, neither the Company nor anyone on its behalf consulted with L.L. Bradford & Company, LLC regarding any of the following: (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s financial statements, and no written report or oral advice was provided that L.L. Bradford & Company, LLC concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was subject of a disagreement, as the term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K.

OTHER MATTERS

As of the date of this statement EnerJex’s management knows of no business to be presented to the meeting that is not referred to in the accompanying notice. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with their best judgment, including upon any stockholder proposal about which EnerJex did not receive timely notice.

Expenses of Proxy Solicitation

The principal solicitation of proxies will be made by mail. Expense of distributing this proxy statement to stockholders, which may include reimbursement to banks, brokers and other custodians for their expenses in forwarding this proxy statement, will be borne exclusively by EnerJex.

Proposals of Stockholders

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the EnerJex 2015 annual meeting must be received by EnerJex by March 8, 2015. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Exchange Act. It is suggested the proposal be submitted by certified mail — return receipt requested. EnerJex reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the board of directors

Robert G. Watson, Jr.
Robert G. Watson, Jr., Chief Executive Officer

San Antonio, Texas
July 23, 2014

ENERJEX RESOURCES, INC.

PROXY

Annual Meeting of Stockholders
August 19, 2014

This Proxy is solicited on behalf of the EnerJex board of directors

The undersigned appoints Robert G. Watson, Jr. or R. Atticus Lowe of EnerJex Resources, Inc., with full power of substitution, the attorney and proxy of the undersigned, to attend the annual meeting of stockholders of EnerJex Resources, Inc., to be held Tuesday, August 19, 2014, beginning at 9:00 a.m., local time, at the Magnolia Hotel, in the Stout Room located at 818 17th Street, Denver, Colorado 80202 and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the Proxy Statement to stockholders dated July 23, 2014, a copy of which has been received by the undersigned, as follows:

1. Election of directors, to serve until the next annual meeting and until their successors are elected and qualify (the Board recommends a vote FOR each of the following nominees):
	FOR	AGAINST	ABSTAIN
Robert G. Watson, Jr.	☐	☐	☐
R. Atticus Lowe	☐	☐	☐
James G. Miller	☐	☐	☐
Lance W. Helfert	☐	☐	☐
Richard Menchaca	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Reaffirmation of L.L. Bradford & Company, LLC as auditors for the next year.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY, IF OTHERWISE DULY EXECUTED, WILL BE VOTED FOR EACH OF THE MATTERS SET FORTH ABOVE.

Date , 2014	Number of Shares
Please sign exactly as your name appears on your stock certificate(s). If your stock is issued in the names of two or more persons, all of them must sign this proxy. If signing in representative capacity, please indicate your title.	Signature Print Name Here Signature Print Name Here:

Please check the following box if you intend to attend the annual meeting in person:	☐

PLEASE SIGN AND RETURN THIS PROXY PRIOR TO AUGUST 14, 2014.

Mail To: Standard Registrar and Transfer Company, Inc.
12528 S. 1840 E
Draper, UT 84020-900
or facsimile to (801) 571-2551